UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The First of Long Island Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE FIRST OF LONG ISLAND CORPORATION

10 Glen Head Road

Glen Head, New York 11545

(516) 671-4900

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

March 19, 2020

Dear Stockholders:

Enclosed, you will find the proxy materials for our Annual Meeting of Stockholders scheduled to be held at The Mansion at Oyster Bay, One Southwoods Road, Woodbury, New York, on Tuesday, April 21, 2020, at 10:00 a.m.

Each year we look forward to the opportunity to invite our stockholders to the Annual Meeting to meet those stockholders who attend and to review with them the year that has closed and our prospects for the year ahead.  As with every previous annual meeting, we are asking that you complete the enclosed proxy card and mail it back to us in the envelope provided or vote by following the enclosed instructions for voting by internet or mobile device.  Your vote is important, regardless of the number of shares owned.

However, in light of ongoing health concerns related to the spread of COVID-19 and to best protect the health of our shareholders, employees, and community, we are requesting that stockholders and others NOT ATTEND the Annual Meeting in person this year. Stockholders can call into the following toll-free number to listen to the meeting live: 866-803-2145, passcode 4886803#.  If you plan to listen to the meeting live, please call-in 10 to 15 minutes before the scheduled start time.

BUT PLEASE WE ASK THAT YOU NOT ATTEND THE ANNUAL MEETING IN PERSON.  We may need to take further actions to limit attendance at the Annual Meeting if required by appropriate governmental orders and as developments occur.

We believe that as a community and nation, we will move past the present health emergency and come out stronger and more vibrant than ever.

Thank you for your understanding and for being a stockholder of our Company.

Sincerely,
Christopher Becker
President and Chief Executive Officer